Exhibit 23.1

FAX (303) 623-4258
621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293 TELEPHONE (303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K, as amended (Registration No. 333-192873, the “Registration Statement”), of American Eagle Energy Corporation, a Nevada corporation (the “Company”), of information contained in our reserve report that is summarized as of December 31, 2014 in our letter dated March 9, 2015, relating to the oil and gas reserves, future production, and income attributable to certain leasehold interests of the Company.

We hereby consent to all references to such reports, letters, and/or to this firm in the Annual Report on form 10-K and further consent to our being named as an expert in the Annual Report on form 10-K.

\s\ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado
March 31, 2015